EXHIBIT 99.6
                                                                    ------------


           STAIRMASTER SPORTS/MEDICAL PRODUCTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999, AND 2000

NOTE 1:     ORGANIZATION OF BUSINESS

DESCRIPTION OF BUSINESS: StairMaster Sports/Medical Products, Inc. and subsidiaries (the "Company") include StairMaster Sports/Medical Products, Inc. and its two wholly-owned subsidiaries: StairMaster U.K. and StairMaster GmbH. The Company manufactures and distributes fitness products worldwide. Customers include fitness centers, hospitals, sports franchises, corporate businesses, and individuals.

BASIS OF PRESENTATION: The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Significant losses from operations, negative working capital, and negative cash flows from operations raise doubts about the Company's ability to continue as a going concern. However, as more fully described in Note 8, the Company was acquired in a bankruptcy proceeding effective February 8, 2002. Therefore, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to amounts and classification of liabilities that may be necessary should the entity be unable to continue as a going concern.

BUSINESS ACQUISITIONS: On December 17, 1999, the Company acquired the majority of the net assets of Quinton Fitness, Inc. ("Quinton") from Quinton Instrument Company. Quinton Fitness, Inc. is a manufacturer of high quality fitness treadmills. The purchase consideration consisted of approximately $12 million in cash, $1 million by issuance of a 12% junior subordinated obligation, and approximately $3 million in shares of StairMaster Holdings, Inc. (the parent company), which was treated as contributed capital by the Company. The costs of the acquisition were allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values, with the residual recorded as goodwill. Direct costs of acquisition were approximately $265,000. Goodwill is being amortized over 10 years. The consolidated statement of operations includes the operating results of the acquired operations for the period from its acquisition. A preliminary summary of the net assets acquired was as follows:

      Working capital                          $  2,593,000
      Property and equipment, net                 1,606,000
      Trademarks                                    484,000
      Goodwill                                   11,317,000
                                               ------------
            Total                               $16,000,000
                                                ===========

In 2000, the purchase price was finalized to include a reclassification of approximately $1.4 million from working capital to intangible assets.

The following unaudited pro forma information shows the results of the Company for the years ended December 31, 1998 and 1999, as if the acquisition of Quinton occurred on January 1 of each year. The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to indicate the results of operations that would actually have occurred had the combination been in effect on the dates indicated or which may occur in the future.

 Year ended December 31,
                                                          1998           1999
                                                       ---------      ---------
         (in 000's, including earnings per share)
         Net revenues                                  $  85,052      $  82,540
         Net loss                                         (6,164)        (1,773)
         Net loss per share - basic and diluted            (6.16)         (1.77)

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION: The Company sells its products directly to retail customers and through wholesale channels. Revenue from the sale of merchandise to retail and wholesale customers is recognized upon shipment of product. The Company believes that this is the time when persuasive evidence of an arrangement exists, delivery has occurred, the Company's price is fixed and collectability is reasonably assured. The adoption of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION" had no impact on the Company's consolidated financial statements.

As a result of Emerging Issues Task Force consensus 00-10, "ACCOUNTING FOR SHIPPING AND HANDLING COSTS" (EITF 00-10), the Company now accounts for revenue generated by shipping products to customers as net sales. Previously, these amounts were included in cost of sales, along with the related costs incurred to ship the products. Net sales and cost of sales for prior periods have been restated to reflect EITF 00-10. This change has no effect on reported net income or earnings per share.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist of cash and short-term investments in highly liquid instruments that have maturities of three months or less at the date of acquisition.

INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market (replacement costs for raw materials, net realizable value for work in process and finished goods), net of an allowance for excess and obsolete inventory. As of December 31, inventories consist of the following:

                                                    1999              2000
                                                ------------      ------------
         Raw materials ......................   $  6,110,340      $  4,885,515
         Work in process ....................        576,412         1,203,820
         Finished goods .....................      4,574,514         4,788,137
                                                ------------      ------------
                                                  11,261,266        10,877,472
         Allowance for obsolescence .........     (1,048,000)       (1,347,000)
                                                ------------      ------------
                                                $ 10,213,266      $  9,530,472
                                                ============      ============

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of two to twenty years. Leasehold improvements are amortized over the lesser of their useful life or the lease term. Depreciation expense for the years ended December 31, 1998, 1999, and 2000 was approximately $1,214,000, $1,307,000, and
$1,682,000 respectively. As of December 31, property and equipment consist of the following:

                                                               1999              2000
                                                           ------------      ------------
         Machinery and equipment .....................     $  7,363,202      $  7,952,470
         Office furniture, equipment and software ....        2,437,181         2,796,405
         Leasehold improvements ......................          417,196           783,549
                                                           ------------      ------------
                                                             10,217,579        11,532,424

         Accumulated depreciation ....................       (2,882,874)       (4,491,596)
                                                           ------------      ------------
                                                           $  7,334,705      $  7,040,828
                                                           ============      ============

INTANGIBLE ASSETS: Intangible assets consist of trademarks, goodwill, and deferred financing costs. Trademarks and goodwill are amortized on a straight-line basis over periods ranging from 10 to 30 years. Deferred financing costs are amortized over the life of the related borrowing. The Company periodically reviews the value of its intangibles and other long-lived assets for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows (undiscounted and without interest charges) expected from the use of the asset. If the sum of the future cash flows were less than the carrying amount of the asset, an impairment loss would be recognized in income in the current period. A loss is recognized for the difference between the carrying value and the fair value for assets to be held or the net realizable value for assets to be disposed of. As of December 31, intangible assets consist of the following:
                                               1999              2000
                                           ------------      ------------
         Trademarks ..................     $ 23,616,987      $ 23,616,979
         Goodwill ....................       18,908,913        20,338,694
         Deferred financing costs ....        1,501,109         1,495,652
                                           ------------      ------------
                                             44,027,009        45,451,325

         Accumulated amortization ....       (2,796,745)       (5,298,796)
                                           ------------      ------------
                                           $ 41,230,264      $ 40,152,529
                                           ============      ============

CUSTOMER ADVANCES: Customer advances include amounts received from customers prior to shipment of the products.

PRODUCT WARRANTY: A provision for estimated warranty costs is provided based on historical warranty cost experience and additional provisions for specific identified products.

RESEARCH AND DEVELOPMENT: Costs associated with the development of new products and changes to existing products are expensed as incurred and included in cost of sales. The Company incurred $2,198,000, $1,085,000, and $3,061,814 in research and development costs for the years ended December 31, 1998, 1999, and 2000, respectively.

SELF-INSURANCE RESERVES: The Company retains certain exposures in its insurance plan under various deductible or self-insured programs. Reserves for claims made are recorded at estimated costs as current liabilities. The Company is self-insured for employees and their dependents' medical costs up to an individual stop-loss limit of $70,000, which requires the Company to pay for all costs up to said amount, after which the Company is covered up to a maximum of $2 million.

INCOME TAXES: The Company accounts for income taxes under the asset and liability method whereby deferred income taxes are recorded for the temporary differences between the amounts of assets and liabilities for financial reporting purposes and amounts as measured for tax purposes. The sources of these differences primarily relate to depreciation and amortization expense and to net operating loss carryforwards. A valuation allowance is established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

TRANSLATION OF FOREIGN CURRENCY: The accounts of foreign operations are measured using the local currency as the functional currency. These accounts are translated into U.S. dollars using exchange rates in effect at year-end for assets and liabilities and the average exchange rate during the period for the results of operations. Translation adjustments are accumulated as a separate component of other comprehensive loss.

CONCENTRATION OF CREDIT RISK: Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. The Company performs ongoing credit evaluations of its customers and maintains reserves for probable credit losses. For the years ended December 31, 1998, 1999, and 2000, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic region.

DETACHABLE STOCK PURCHASE WARRANTS: Proceeds from debt issued with detachable stock purchase warrants are allocated between the debt and the warrants based on the relative fair values. The value ascribed to the warrants is recorded as a debt discount and amortized to interest expense over the term of the related debt using the effective interest method.

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS: In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," which was amended by SFAS No. 138. This pronouncement, as amended, requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted the provisions of SFAS No. 133 and SFAS No. 138 as of January 1, 2001, and the adoption had no material impact on the Company's financial position, results of operations, or cash flows.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior year balances to conform with the current year presentation.

NOTE 3:  NOTES PAYABLE AND LONG-TERM DEBT

Long-term debt consists of the following as of December 31:

                                                                     1999              2000
                                                                 ------------      ------------
         Senior term debt, principal and interest payments
            due quarterly through December 31, 2004              $ 32,400,000      $ 28,800,000
         Senior subordinated term loan to a related party,
            paid in full April 2000, interest payable at
            13% semiannually                                        5,000,000              --
         Senior subordinated term loan, due August 2006,
            interest payable at 13% quarterly                            --           5,000,000
         Junior subordinated loan to a related party, due
            March 2006, interest payable at 12% semiannually        1,000,000         1,000,000
                                                                 ------------      ------------
                                                                   38,400,000        34,800,000
         Unamortized discounts                                              _        (1,025,000)
                                                                 ------------      ------------
                                                                   38,400,000        33,775,000
         Current portion of long-term debt                         (3,600,000)       (4,750,000)
                                                                 ------------      ------------
                                                                 $ 34,800,000      $ 29,025,000
                                                                 ============      ============

The Company has a senior term debt credit agreement, as amended (the "Agreement"), collateralized by substantially all of the net assets of the Company, which provides for borrowings by the Company's U.S. operations. In conjunction with the purchase of Quinton, the Company amended the Agreement in December 1999 to provide for an additional $5 million of funding toward the purchase of the assets of Quinton. In April 2000, the Company retired its related party senior subordinated term loan with proceeds from a new senior subordinated term loan agreement ("Senior Subordinated Agreement") obtained from a third party for $5 million.

Also included in the Agreement is a revolving credit facility line that provides for borrowings of up to $8 million and a supplemental revolving loan commitment of $1 million, both of which are subject to availability of eligible accounts receivable and inventory, as defined in the related agreement. Under the terms of the agreement, borrowings may be at floating or Eurodollar rates or combinations thereof, as selected by the Company. As of December 31, 1999 and 2000, there was $5.9 million and $8 million outstanding under the revolving credit line, respectively, which has been classified as notes payable in the balance sheets, and no amounts were outstanding under the supplemental revolving loan commitment. The applicable interest rates in effect for the outstanding balance were 9.12% and 10.03% as of December 31, 1999 and 2000, respectively. The revolving credit line expires on December 31, 2004 and the supplemental revolving loan commitment expires on June 30, 2001.

The senior term debt of the Agreement allows the Company to select interest rates monthly, quarterly, or semi-annually at variable rates based upon the ratio of debt to EBITDA. During 1999 and 2000, the Company had the option to select LIBOR (6.56% at December 31, 2000) plus 3.25%, or the Bank's prime rate (9.5% at December 31, 2000) plus 2%. The applicable interest rates in effect for the outstanding balances were 9.37% and 10.02% as of December 31, 1999 and 2000, respectively.

On May 9, 2001, the Agreement was amended to delete certain restrictive financial covenants, including minimum fixed charge, maximum leverage ratio, and interest expense coverage in effect at December 31, 2000, and March 31, 2001. Similar financial covenants, to be in effect through June 30, 2001, were added. In addition, the amendment included provisions requiring the Company to have received commitments for cash equity of a minimum of $12.5 million by June 30, 2001, and receive $12.5 million in cash equity by July 31, 2001. In the event such provisions are not complied with, a super-majority of the lenders under the Agreement may terminate or suspend all borrowings under the Agreement or declare such borrowings immediately due and payable. The amendment also included, among other things, waiving a portion of the March 31, 2001, principal payment on the senior term debt payment.

In conjunction with the new senior subordinated term loan, the Company issued a warrant to purchase up to 8,810 shares of StairMaster Holdings, Inc. common stock, exercisable at $0.01 per share. The warrant was fully exercisable upon the closing date, April 20, 2000, and expires April 20, 2010. The warrant agreement also includes a put provision if elected by the holder of such warrant for the Company to purchase the remaining outstanding warrants at a price determined by a formula within the warrant agreement. This put is exercisable at the earlier of February 9, 2007, an initial public offering, or a change in control. The fair value of this warrant using the Black-Scholes model was $1,145,000, which was initially recorded as a debt discount and is being amortized using the effective interest method over the term of the related loan. Black-Scholes pricing assumptions were as follows: average risk free interest rate of 6%; volatility of 76%; dividends of $0; and an expected life of 10 years.

On May 2, 2001, the Senior Subordinated Agreement was amended to allow for the issuance of additional warrants to purchase up to an additional 7,265 shares of StairMaster Holdings, Inc. common stock with essentially the same terms as the initial warrants described above. In addition, the amendment provides for the surrender of a portion of such warrants upon receipt by the Company of a $12.5 million capital contribution or the repayment of the senior subordinated term loan by September 30, 2001.

During 1999, the Company was party to an interest rate swap agreement with a major bank to manage its exposure to interest rate fluctuations. At December 31, 1999, the aggregate notional amount of this agreement totaled $16 million, and it expired in October 2000. The agreement effectively converted a portion of the Company's floating rate debt into fixed rate debt at a rate of 6.10%. The estimated fair value of the contract, as measured by the amount the Company would have received if the agreement was terminated at the 1999 balance sheet date, was not significant. The Company did not enter into any additional swap agreements during 2000.

Scheduled maturities of the Company's long-term debt are as follows:

                  2001                      $  4,750,000
                  2002                         6,000,000
                  2003                         8,000,000
                  2004                        10,050,000
                  2005                         1,250,000
                    Thereafter                 4,750,000
                                            ------------
                                            $ 34,800,000
                                            ============
NOTE 4:   RELATED PARTY

Subsequent to the Company's acquisition of Quinton (Note 1), the Company has utilized shared warehouse and manufacturing facilities. For the year ended December 31, 2000, the Company incurred related rent expense, based on square footage used, of approximately $606,000. Also, the Company paid approximately $688,000 to Quinton for certain administrative services.

The Company's long-term debt includes a subordinated loan with Quinton in the amount of $1 million. Interest expense on this note was $80,000 during 2000.

NOTE 5:   INCOME TAXES

Income taxes estimated to be payable are as follows:

                                          1998        1999        2000
                                        ---------   ---------   ---------
Federal:
      Current .......................   $    --     $    --     $    --
      Deferred ......................        --          --          --
                                        ---------   ---------   ---------
State:
      Current .......................        --          --          --
      Deferred ......................        --          --          --
                                        ---------   ---------   ---------
Foreign:
      Current .......................     134,500        --          --
      Deferred ......................        --          --          --
                                        ---------   ---------   ---------
Total provision for income taxes ....   $ 134,500   $    --     $    --
                                        =========   =========   =========

The Company did not pay any income taxes in 1998, 1999, and 2000 due to losses from operations.

Deferred income taxes reflect the net tax effects of temporary differences between the tax bases of assets and liabilities and the corresponding financial statement amounts. Significant components of the Company's deferred income taxes are as follows:

                                                       1999             2000
                                                   -----------      -----------
ASSETS:
Warranty reserve                                   $   125,800      $   288,523
Inventory reserve                                         --             67,536
Accrued compensation                                   187,478          145,135
Uniform capitalization                                  26,433           20,692
Net operating loss carryforwards                     3,274,517        4,909,549
Relocation expense reserve                              75,141             --
Other                                                   50,330           93,066
                                                   -----------      -----------
   Gross deferred tax assets                         3,739,699        5,524,501
   Valuation allowance for deferred tax assets      (1,617,424)      (3,046,362)
                                                   -----------      -----------
      Total deferred tax assets                      2,122,275        2,478,139

LIABILITIES:
Fixed assets and intangibles                        (2,088,275)      (2,474,922)
Inventory reserve                                      (34,000)            --
Other                                                     --             (3,217)
                                                   -----------      -----------
   Total deferred tax liabilities                   (2,122,275)      (2,478,139)
                                                   -----------      -----------
      Total                                        $      --        $      --
                                                   ===========      ===========


The following table reconciles the federal statutory income tax rate to the Company's effective tax rate:

                                                1998        1999        2000
                                               -----       -----       -----
Federal income tax rate (benefit)             (34.00%)    (34.00%)    (34.00%)
Meals and entertainment                         0.90%      10.78%       1.20%
Effect of net operating loss carryforward
   and valuation allowance                     33.05%      22.41%      32.73%
Other                                          (2.86%)      0.81%       0.07%
                                               -----       -----       -----
Effective income tax rate                      (2.91%)      0.00%       0.00%
                                               =====       =====       =====

As of December 31, 1998, 1999, and 2000, the Company had federal net operating loss carryforwards of approximately $7,295,000, $9,294,000, and $13,958,000 respectively. The net operating loss will expire at various dates beginning in 2012 through 2020 if not utilized. The utilization of the federal net operating loss may be subject to annual limitations due to ownership changes of stock in prior years.

The Company has reserved substantially all its deferred tax assets. Management believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. The net change in the valuation allowance during the years ended December 31, 1999 and 2000 was $91,000 and $1,429,000, respectively.

NOTE 6:   COMMITMENTS AND CONTINGENCIES

The Company leases various equipment and building facilities under non-cancelable operating lease agreements ranging from one to five years. Certain agreements require payment of maintenance charges and property taxes and are subject to normal escalation clauses.

Future minimum lease payments required under non-cancelable operating leases, having initial lease terms of more than one year, are as follows:

                         Years ending December 31,
                         -------------------------
                      2001              $  2,048,010
                      2002                 1,966,904
                      2003                 1,646,659
                      2004                   154,196
                      Thereafter               7,309
                                        ------------
                                        $  5,823,078
                                        ============

Rent expense was approximately $850,000, $1,065,000, and $1,202,000 for 1998,
1999, and 2000, respectively.

The Company is involved in several product liability claims that are covered by insurance policies, subject to a deductible. It is management's opinion that the resolution of these claims will not have a material adverse impact on the financial position, results of operations, or cash flows of the Company.

The Company is involved in arbitration, whereby a former supplier is seeking unspecified damages for an alleged breach of contract by the Company, and other legal matters in the ordinary course of business. Although the ultimate outcome cannot be determined at this time, management does not believe that the resolution of these matters will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

In conjunction with the September 5, 1997 acquisition of StairMaster Sports/Medical Products, LP, StairMaster Holdings, Inc. issued a warrant for 5,976 shares of its common stock to the seller. The warrant is exercisable upon the occurrence of a triggering event, as defined in the related warrant agreement, at any time prior to September 5, 2005. The exercise price of the warrant is $130 per share, increasing 30% annually, and subject to further adjustment also defined in the related warrant agreement. No value was assigned to the warrant as part of the acquisition as the fair value of the warrant was insignificant.

NOTE 7:   EMPLOYEE BENEFIT PLAN

The Company sponsors a 401(k) plan that allows employees to contribute a portion of their annual salary to the plan, subject to applicable statutory limits. The Company provides discretionary matching contributions based upon a percentage of participant contributions. Total employer contributions were $153,000, $228,000, and $273,000 for 1998, 1999, and 2000, respectively.

NOTE 8:   SUBSEQUENT EVENTS

As discussed in Note 3, on May 2, 2001, the Senior Subordinated Agreement was amended to allow for the issuance of additional warrants to purchase up to an additional 7,265 shares of StairMaster Holdings, Inc. common stock with essentially the same terms as the initial warrants described in Note 3. In addition, the amendment provides for the surrender of a portion of such warrants upon the receipt by the Company of a $12.5 million capital contribution or the repayment of the senior subordinated term loan by September 30, 2001. On May 9, 2001, the Agreement was amended to delete certain restrictive financial covenants, including minimum fixed charge, maximum leverage ratio, and interest expense coverage in effect at December 31, 2000, and March 31, 2001. Similar financial covenants, to be in effect through June 30, 2001, were added. In addition, the amendment included provisions requiring the Company to have received commitments for cash equity of a minimum of $12.5 million by June 30, 2001, and receive $12.5 million in cash equity by July 31, 2001. In the event such provisions are not complied with, a super-majority of the lenders under the Agreement may terminate or suspend all borrowings under the Agreement or declare such borrowings immediately due and payable. The amendment also included, among other things, waiving a portion of the March 31, 2001 payment on the senior term debt. Cash equity commitments were not received by the fore-mentioned deadlines and the Company's lenders declared such borrowings immediately due. As discussed in the following paragraph, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

The Company filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 30, 2001. The foreign subsidiaries were not included in the bankruptcy petition. The assets were acquired and liabilities assumed through a bankruptcy auction in the U.S. Bankruptcy Court for the Western District, which auction was completed on January 17, 2002. Direct Focus, Inc. ("Direct Focus") acquired the receivables, inventories, fixed assets, certain intangible assets and the stock of the foreign subsidiaries of the Company on February 8, 2002 for a cash purchase price of approximately $25.8 million, including acquisition costs.

The acquired assets include property, plant, and equipment used to manufacture, assemble, distribute and sell fitness equipment including steppers, stepmills, treadmills and exercise bicycles. Direct Focus intends to continue to use the acquired assets for these purposes.

The purchase price for the Company was determined in the bankruptcy court auction. The purchase price is subject to adjustment based on the final calculation of net trade receivables and inventory as of the closing date. In accordance with the Asset Purchase Agreement by and among Direct Focus and the Company, the purchase price, based on the formula set forth in the Asset Purchase Agreement should be finalized in the second quarter of 2002.